ASSIGNMENT


         FOR VALUE RECEIVED, DESTINATION CAPITAL, LLC hereby sells, assigns and transfers to the assignee(s) set forth below all of the rights of the undersigned in and to the number of Warrant Shares (as defined in and evidenced by Warrant Nos. 2004-W-88 and 2005-W-89) set opposite the name of such assignee below and in and to the above-referenced Warrants with respect to said Warrant
Shares:

Name of Assignee           Address                      Number of Shares
----------------           -------                      ----------------
JMW Group, LLC             805 SW Broadway, Ste. 560    168,750 (from 2004-W-88)
                           Portland, OR 97205

JMW Group, LLC             805 SW Broadway, Ste. 560    165,866 (from 2005-W-89)
                           Portland, OR 97205


         If the total of said Warrant Shares shall not be all such shares which may be purchased pursuant to the foregoing Warrants, the undersigned requests that a new Warrant evidencing the right to purchase the balance of such shares be issued in the name of, and delivered to, the undersigned at the undersigned's address stated below.

         Dated as of December 19, 2005.

         Name of holder of Warrant: DESTINATION CAPITAL, LLC


                  Address: 805 SW Broadway, Ste. 560, Portland, OR 97205


                  Signature: /s/ ROBERT J. JESENIK
                            ----------------------------------------------
                  Title: CEO of Aequitas Capital Management, Inc., Manager























PDX/112816/141153/DLH/1411163.1